Exhibit 99.1

News Release

Contact: Richard L. Greslick, Jr.
Secretary
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION HOLDS ANNUAL MEETING

Clearfield, Pennsylvania - April 15, 2014

Following the annual meetings of CNB Financial Corporation [Nasdaq:CCNE] and CNB Bank today, CNB Financial Corporation announced that its shareholders re-elected Class 1 directors William F. Falger, Jeffrey S. Powell, James B. Ryan, and Peter F. Smith, each for a three-year term expiring at the 2017 annual meeting. The Corporation also announced that its shareholders elected Class 2 directors Robert D. Hord and Nick Scott, Jr., each for a two-year term expiring at the 2016 annual meeting.

The following Corporation directors retained their positions but were not standing for election this year: Joseph B. Bower, Jr., Robert W. Montler, Joel E. Peterson, Richard B. Seager, Richard L. Greslick, Jr., Dennis L. Merrey, and Deborah Dick Pontzer.

In addition to the election of directors, shareholders ratified the appointment of CNB Financial Corporation’s independent auditors, Crowe Horwath LLP, for the year ending December 31, 2014 and approved on an advisory basis the Corporation’s compensation program for its named executive officers. Shareholders also approved holding an advisory vote on executive compensation every year.

Chairman Dennis L. Merrey conducted the meeting. He called upon Brian W. Wingard, Treasurer of CNB Financial Corporation and Chief Financial Officer of CNB Bank, to address the shareholders. Mr. Wingard thanked those present and welcomed them to the meeting. He then provided a presentation of the Corporation’s 2013 financial performance.

Mr. Wingard introduced Joseph B. Bower, Jr., President & Chief Executive Officer of CNB Financial Corporation and CNB Bank. Mr. Bower offered his comments regarding the performance of the Corporation since the last Annual Shareholder’s Meeting in 2013 and the objectives for the remainder of 2014.

The most significant event of 2013 was the Corporation’s merger with FC Banc Corp. in October 2013 which facilitated the Corporation’s entrance into the central Ohio market. The Corporation is operating eight branches in Ohio as FCBank and added 74 new employees as a result of the merger. In addition, the Corporation expanded its main office in Clearfield, PA, converted its Indiana, PA loan production office to a full service branch, and opened a new office in Indiana, PA under its consumer discount company, Holiday Financial Services Corporation.

Mr. Bower presented the Corporation’s objectives for 2014, which include a focus on growth, earnings, and capital, as well as business banking, retail services, effective human resource management, and marketing for growth. He provided an overview of the remodel that is underway of the bank’s former main office lobby and second floor, as well as façade improvements and the demolition of the former

Cherry Street branch in Clearfield. Mr. Bower described the continued integration of FCBank, including the introduction of commercial and industrial lending, private banking, and wealth and asset management services, and an expected increase in commercial real estate and agricultural lending.

Mr. Bower also summarized the Corporation’s March 31, 2014 quarter end results. The Corporation reported net income of $5.2 million and earnings per share of $0.36.

Inquiries regarding Investor Relations of CNB Financial Corporation stock (CCNE) will be answered by phoning (814) 765-9621.

CNB Bank is the primary subsidiary of CNB Financial Corporation and has twenty-one community offices in Cambria, Clearfield, Centre, Elk, Indiana, Jefferson, and McKean counties. ERIEBANK is a division of CNB Bank and currently operates seven full service offices in Erie, Harborcreek, Meadville and Warren, PA. FCBank is a division of CNB Bank and currently operates eight full service offices in Bucyrus, Cardington, Fredericktown, Mt. Hope, Shiloh, Upper Arlington, and Worthington, Ohio. Holiday Financial Services Corporation is a subsidiary of CNB Financial Corporation and currently has offices in Bradford, Clearfield, Dubois, Ebensburg, Erie, Hollidaysburg, Indiana, Johnstown, Northern Cambria, Ridgway, and State College, PA.

CNB Bank’s website is www.bankcnb.com, ERIEBANK’s website is www.eriebank.net, FCBank’s website is www.fcbankohio.com and Holiday Financial Service Corporation’s website is www.holidayfinancialservices.com.